UNAUDITED

EXHIBIT 99.1

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Supplemental Financial Information for the latest twelve-month period ended
December 31, 2008

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Date of Report:  February 13, 2009

THE READER’S DIGEST ASSOCIATION, INC.

Reader’s Digest Road
Pleasantville, New York
10570-7000

Non-GAAP financial measures

The Securities and Exchange Commission (“SEC”) has adopted rules to regulate the use in filings with the SEC and in public disclosures of “non-GAAP financial measures,” such as net (loss) income before interest expense, income taxes and depreciation and amortization (EBITDA).  These measures are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles, or GAAP.  These rules govern the manner in which non-GAAP financial measures may be publicly presented and prohibit in all filings with the SEC, among other things:

•
exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure; and

•
adjustment of a non-GAAP financial measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

We have included non-GAAP financial measures in this supplemental financial report, including, for example, EBITDA and Adjusted EBITDA, which may not comply with the SEC rules governing the presentation of non-GAAP financial measures.  In addition, some of the adjustments to EBITDA which comprise Adjusted EBITDA as presented in this supplemental financial report would not be allowed under Regulation S-X under the Securities Act of 1933, as amended.  Our measurements of EBITDA and Adjusted EBITDA may not be comparable to those of other companies.

EBITDA is defined as reported net (loss) income before interest expense, income taxes, depreciation and amortization.  “Adjusted EBITDA” is calculated by adding to or subtracting from EBITDA items of expense and income as described below.  EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP.  We use EBITDA and Adjusted EBITDA to facilitate operating performance comparisons from period to period.  We believe EBITDA and Adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance.  We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.  We use Adjusted EBITDA as a supplemental measure to assess our performance because it excludes unusual and/or nonrecurring charges that are included in EBITDA. We present Adjusted EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management.  EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP.  Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

A reconciliation of reported operating loss to EBITDA and Adjusted EBITDA is set forth in the following table:

($ in Millions) *	Notes:	Latest Twelve-Month Period Ended December 31, 2008
Net Loss		$ (587.0)
Income Tax Provision		3.8
Interest Expense, Net		156.1
Depreciation & Amortization		76.7
EBITDA		$ (350.4)

Adjustments
Purchase Accounting Adjustments	(a)	$ 44.1
Goodwill Impairment Charges	(b)	34.3
Stock-Based Compensation	(c)	2.8
Management Fees	(d)	7.6
Restructuring & Other Non-Recurring Charges	(e)	46.3
Losses of Divested Entities	(f)	401.9
Restructuring Savings	(g)	9.7
Merger-Related Savings	(h)	4.0
Supply Chain & Other Cost Savings	(i)	57.5
Adjusted EBITDA		$ 257.8

Notes:

(a)
Reflects the purchase accounting adjustment made to deferred revenue at Reader’s Digest and WRC Media, which reduced revenues by $43.0 million for the latest twelve-month period ended December 31, 2008, plus the purchase accounting effects on operating expenses of $1.1 million resulting from adjustments made to the company’s pension and post-retirement employee benefit plan assets and liabilities.

(b)	Reflects goodwill impairment charge relating to Weekly Reader.
(c)	Reflects compensation costs for all share-based payments based on the fair value at grant date.
(d)	Relates to management fees paid to certain of our shareholders during the twelve-month period ended December 31, 2008.
(e)	Represents restructuring, contractual, and other non-recurring charges primarily related to the streamlining of our organizational structure.
(f)	Represents losses of the divested Books are Fun, QSP and Taste of Home Entertaining businesses. Figures include related goodwill and intangible asset impairment charges and inventory write-downs.
(g)	Represents savings for restructuring initiatives principally related to human capital realignment.
(h)	Represents merger-related cost savings for WRC Media and Direct Holdings.
(i)	Represents supply chain & other cost savings, principally related to the service agreement with Williams Lea for the outsourcing of our promotional and printing operations.

The adjustments for the anticipated cost savings described in notes (g), (h), and (i) do not include anticipated cash costs to implement such savings.  These savings represent the estimated annualized costs expected to be saved, net of savings already reflected in our results over the twelve-month period ended December 31, 2008.

* Totals might not recalculate due to rounding.